Exhibit 5.2

250 WEST 55TH STREET NEW YORK, NY 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM
morrison  foerster llp

beijing, berlin, brussels, denver,
hong kong, london, los angeles,
new york, northern virginia,
palo alto, sacramento, san diego,
san francisco, shanghai, singapore,
tokyo, washington, d.c.

July 16, 2015

BioLineRx Ltd.
Modi’in Technology Park
2 HaMa’ayan Street
Modi’in 7177871, Israel

Re:	BioLineRx Ltd. ─ Shelf Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special counsel to BioLineRx Ltd., a corporation organized under the laws of the State of Israel (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) relating to the offering from time to time, together or separately and in one or more series (if applicable), of an indeterminate amount of: (i) the Company’s American Depositary Shares (the “ADSs”), each representing one (1) ordinary share, par value NIS 0.01 per share, of the Company (the “Ordinary Shares”); (ii) warrants to purchase ADSs (the “Warrants”); (iii) debt securities of the Company (the “Debt Securities”); and units comprised of one or more of ADSs, Warrants, and/or Debt Securities (the “Units” and together with the ADSs, Warrants, and Debt Securities, the “Securities”), with an aggregate offering price of up to $75,000,000.  The Securities being registered under the Registration Statement will be offered by the Company on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act in amounts, prices, and on terms to be set forth in one or more supplements to the final prospectus (the “Prospectus”) included in the Registration Statement at the time it becomes effective.

The Debt Securities are to be issued from time to time pursuant to an indenture (the “Indenture”), dated as of August 9, 2012, between the Company and The Bank of New York Mellon (the “Trustee”).

The Warrants are to be issued from time to time pursuant to one or more warrant agreements (each, a “Warrant Agreement”) to be entered into by the Company and one or more institutions, as warrant agents (each, a “Warrant Agent”), each to be identified in the applicable Warrant Agreement.

The Units are to be issued from time to time pursuant to one or more unit agreements (each, a “Unit Agreement”) to be entered into by the Company, one or more institutions, as unit agents (each, a “Unit Agent”), each to be identified in the applicable Unit Agreement, and the holders from time to time of the Units.

BioLineRx Ltd.
July 16, 2015
Page Two

In connection with this opinion, we have examined such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.  We also have examined the Registration Statement, substantially in the form in which it was transmitted to the Commission.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies.

We have also assumed that the Registration Statement will be effective under the Securities Act before any Securities are sold pursuant thereto and that the Indenture will be qualified under the Trust Indenture Act of 1939, as amended, and that the Trustee will be qualified pursuant to the Form T-1 being filed by the Trustee on the date hereof.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)            the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)           limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Securities, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material; and

(iii)          our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.            Assuming the Deposit Agreement has been duly authorized, executed and delivered by the parties thereto, when ADSs are issued in accordance with the Deposit Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable Ordinary Shares, such ADSs will be validly issued and will entitle the holders thereof to the rights specified therein.

BioLineRx Ltd.
July 16, 2015
Page Three

2.            Assuming the Indenture has been duly authorized, executed and delivered by the parties thereto, and when the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and any applicable underwriting or other agreement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

3.            When the Warrants have been duly authorized by the Company, the applicable warrant agreement and the applicable warrant certificates have been duly issued and delivered by the Company as described in the Registration Statement and any prospectus supplement relating thereto, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.            When the Units have been duly authorized by the Company, all corporate action on the part of the Company has been taken to authorize and execute and deliver or issue the securities underlying such Units, and any applicable unit agreement has been duly authorized, executed and delivered, such unit agreement will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission.  We further consent to your filing a copy of this opinion as Exhibit 5.2 to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP